Exhibit 10.4

Description of Employment Agreement with Dennis Nelson

The following is a description of the material terms of the employment arrangement with Dennis Nelson. Mr. Nelson is the Chief Financial Officer and Secretary of Phoenix Footwear Group, Inc., (the “Company”). His employment arrangement is not contained in any formal document. Mr. Nelson’s employment with the Company provides for standard employee benefits and an annual base salary of $175,000 and a performance-based bonus as prescribed by the Compensation Committee—under the Company’s 2010 Cash Bonus Plan.

Mr. Nelson is an “at will” employee, and we can terminate his employment at any time, with or without cause. Similarly, Mr. Nelson may terminate his employment at any time. In March 2009, the Compensation Committee of the Company’s Board of Directors approved a “change in control” benefit for Mr. Nelson which provides that if the Company terminates Mr. Nelson’s employment other than for cause in connection with a “change of control,” the Company is obligated to pay him 6 months of salary continuation and benefits.